Exhibit 99.1

MEDIA CONTACT Marisa Lam A&R Partners 650-762-2883 mlam@arpartners.com	FOR IMMEDIATE RELEASE
Intervoice Enhances EchoStar’s Customer Service for Millions of Subscribers
$8.4 million in Purchase Orders for Speech Technology and Services Enables Leading Digital
Television Provider to Save Millions of Dollars
DALLAS — June 5, 2006 — Intervoice, Inc. (NASDAQ: INTV), a world leader in converged voice and information solutions, today announced that EchoStar Communications Corporation (NASDAQ: DISH), the fastest growing U.S. provider of advanced digital television services in the last five years, will be using the Intervoice Voice Automation Platform to significantly enhance customer self-service to its more than 12 million subscribers. With Intervoice’s highly-scalable and flexible voice platform, EchoStar will provide its subscribers with a quick and easy way to access information and complete transactions via phone at any time and from any location. Subscribers will be able to check their account status, pay a bill or subscribe to a new service simply by saying a command such as, “check account balance”, rather than using the telephone keypad to complete transactions. Also, for subscribers who prefer to speak with a live agent, the self-service system will quickly and accurately direct them to the most appropriate agent who can answer their questions.
“Providing top-quality customer service is integral to our long-term success and most importantly, toward strengthening the relationships with our rapidly growing customer base,” said Rob Strickland, chief information officer of EchoStar. “We continue to rely on our partner Intervoice for their deep knowledge and professional services expertise in enhancing the customer service experience with speech technology.”
A virtual agent that exudes the company’s forward-thinking, customer-centric focus will greet EchoStar subscribers calling into the customer-service system. For the first time, EchoStar will be able to extend its brand in one of the most important customer touch points — the phone interaction — by ensuring that the voice actor and the agent’s behavior align with its core brand values. When fully implemented, EchoStar estimates that it will save nearly $11 million a year with this new customer-self service system.

“For companies driven by customer service like EchoStar, finding the right balance between offering customers a self-service system and the opportunity to speak with a live agent is key to their success, “ said Bob Ritchey, president and CEO of Intervoice. “Intervoice is helping companies achieve this delicate balance with its innovative solutions that enable consumers to connect with businesses through the channel of their choice — voice, Web or multi-modal.”
The cumulative value of the purchase orders received by Intervoice last week is approximately $7.4 million. In addition, the company received purchase orders in the amount of approximately $1million from this customer during the preceding four month period. The company currently anticipates recognizing approximately $1 million in revenue in its first fiscal quarter, which ended May 31, 2006, and the remainder of the revenues, other than maintenance revenues, during the rest of the fiscal year which ends February 28, 2007. The company currently anticipates realizing maintenance revenues in the aggregate amount of approximately $1 million during its current and next fiscal years.
It is not unusual for Intervoice to receive large orders, and the announcement of these orders or any other orders is not indicative of Intervoice revenues for any fiscal reporting period.
About Intervoice
Intervoice, Inc. (NASDAQ: INTV) provides leading enterprises and network operators with the Intervoice Solutions Framework, including the platform, software, applications and services necessary to optimize the customer experience through the delivery of voice automation solutions. Intervoice Media Exchange, the open, standards-based multi-media platform, offers unparalleled flexibility for advanced multi-media messaging, portal, IVR and payment applications. The Company is focused on the enterprise and network markets, providing solutions that improve operational efficiencies, drive revenue and increase customer satisfaction and loyalty. Building on more than 20 years of systems integration and service delivery experience, the Professional Services Agility Suite from Intervoice is designed to provide proven best practices toward design, implementation, and optimization of voice applications. Intervoice systems have been proven in more than 23,000 implementations worldwide at companies across a variety of industries. A Microsoft Certified Partner and Certified Partner for Learning Solutions, Intervoice is headquartered in Dallas with offices in

Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.
About EchoStar
EchoStar Communications Corporation (Nasdaq:DISH) serves more than 12.2 million satellite TV customers through its DISH Network™, the fastest growing U.S. provider of advanced digital television services in the last five years. DISH Network offers hundreds of video and audio channels, Interactive TV, HDTV, sports and international programming, together with professional installation and 24-hour customer service.
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